CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-180415 on Form S-8 of Simplicity Bancorp, Inc., of our report dated December 19, 2014, appearing in this Annual Report on Form 11-K of Simplicity Bank Employees’ Savings and Profit Sharing Plan for the year ended June 30, 2014.

/s/Crowe Horwath LLP
Crowe Horwath LLP

New York, New York
December 19, 2014